Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue-

New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

August 2, 2017	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson, Andrew Johnson
212-371-5999

MFA Financial, Inc.

Announces Second Quarter 2017 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 and other highlights:

•                  MFA generated second quarter net income available to common shareholders of $76.2 million, or $0.20 per common share (based on 386.3 million weighted average common shares outstanding).  As of June 30, 2017, book value per common share was $7.76.

•                  On July 28, 2017, MFA paid its second quarter 2017 dividend of $0.20 per share of common stock to shareholders of record as of June 29, 2017.

•                  MFA acquired or committed to purchase over $1.0 billion of residential mortgage assets in the second quarter, including $340.6 million of credit sensitive whole loans.

•                  We completed a common equity offering in May, selling 23.0 million common shares, for net proceeds of $178.3 million.

•                  MFA completed a rated securitization of re-performing whole loans in June, selling $147.8 million of rated bonds to third-party investors.

William Gorin, MFA’s Co-CEO, said, “In the second quarter, we continued to execute our strategy of targeted investment within the residential mortgage universe with a focus on credit sensitive assets.  We acquired assets in every one of our investment asset classes during the quarter.  Further, we opportunistically sold $16.9 million of Non-Agency MBS issued prior to 2008 (“Legacy Non-Agency MBS”), realizing gains of $5.9 million for the quarter.  This is the twentieth consecutive quarter we have realized gains through selected sales of Legacy Non-Agency MBS based on our projections of future cash flows relative to market pricing.

“MFA remains well-positioned to generate attractive returns despite historically low interest rates.  Through asset selection and hedging strategy, the estimated net effective duration, a gauge of MFA’s interest rate sensitivity, remains low and measured 0.76 at quarter-end.  MFA’s book value per common share increased to $7.76 versus $7.62 at the end of 2016.  Leverage, which reflects the ratio of our financing obligations to equity, was 2.5:1 at quarter-end.”

Craig Knutson, MFA’s Co-CEO, President and COO, added, “MFA’s portfolio asset selection process continues to emphasize residential mortgage credit exposure while seeking to minimize sensitivity to interest rates.  As housing prices maintain their upward trend and borrowers repair their credit and balance sheets, MFA’s Legacy Non-Agency MBS portfolio continues to outperform our credit assumptions.  In the second quarter of  2017, we reduced our credit reserve on this portfolio by $9.8 million.  Also, our credit sensitive residential whole loans offer additional exposure to residential mortgage credit while affording us the opportunity to improve outcomes through sensible and effective servicing decisions.  We successfully bid on four whole loan packages with an investment amount of $340.6 million during the second quarter.”

During the second quarter, while MFA successfully purchased (or committed to purchase) over $1 billion of investments in 3 Year Step-Up securities, credit sensitive whole loans and CRT Securities, we also experienced an elevated level of runoff in 3 Year Step-Up securities as issuers called a number of deals and refinanced at lower coupons.

MFA’s Legacy Non-Agency MBS had a face amount of $3.1 billion with an amortized cost of $2.2 billion and a net purchase discount of $882.2 million at June 30, 2017.  This discount consists of a $626.5 million credit reserve and other-than-temporary impairments and a $255.7 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS have underlying mortgage loans that are on average approximately eleven years seasoned and approximately 12.0% are currently 60 or more days delinquent.

The Agency MBS portfolio had an amortized cost basis of 103.8% of par as of June 30, 2017, and generated a 1.96% yield in the second quarter.  The Legacy Non-Agency MBS portfolio had an amortized cost of 71.8% of par as of June 30, 2017, and generated a loss-adjusted yield of 8.85% in the second quarter.  At the end of the second quarter, MFA held approximately $1.7 billion of 3 year step-up securities.  These securities had an amortized cost of 99.9% of par and generated a 4.38% yield for the quarter.

In addition, at June 30, 2017, our investments in credit sensitive residential whole loans totaled $1.6 billion.  Of this amount, $661.3 million is recorded at carrying value, or 83.6% of the interest-bearing unpaid principal balance, and generated a loss-adjusted yield of 5.99% (5.68% net of servicing costs) during the quarter, and $983.3 million is recorded at fair value on our consolidated balance sheet.  On this portion of the portfolio, we recorded gains for the quarter of approximately $16.2 million, primarily reflecting changes in the fair value of the underlying loans and coupon interest payments received during the quarter.

For the three months ended June 30, 2017, MFA’s costs for compensation and benefits and other general and administrative expenses were $13.3 million, or an annualized 1.63% of stockholders’ equity as of June 30, 2017.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Second Quarter 2017 Average CPR	First Quarter 2017 Average CPR
Agency MBS	16.3%	15.1%
Legacy Non-Agency MBS	18.2%	16.8%
3 Year Step-up securities (1)	33.4%	25.7%

(1)   All principal payments are considered to be prepayments for conditional prepayment rate (“CPR”) purposes.  3 year step-up securities are securitized financial instruments that are primarily backed by securitized re-performing and non-performing loans.  The majority of these securities are structured such that the coupon increases up to 300 basis points at 36 months from issuance or sooner.

As of June 30, 2017, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 2.04% and a floating receive rate of 1.20% on notional balances totaling $2.6 billion, with an average maturity of 33 months.

The following table presents MFA’s asset allocation as of June 30, 2017, and the second quarter 2017 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At June 30, 2017	Agency MBS	Legacy Non- Agency MBS	3 Year Step-Up Securities	Credit Risk Transfer Securities	Residential Whole Loans, at Carrying Value	Residential Whole Loans, at Fair Value	Other, net (1)	Total
($ in Millions)
Fair Value/Carrying Value	$3,248	$2,897	$1,695	$636	$662	$983	$799	$10,920
Less Payable for Unsettled Purchases	—	—	(24)	—	(101)	(239)	—	(364)
Less Repurchase Agreements	(2,882)	(1,833)	(1,217)	(401)	(205)	(452)	(51)	(7,041)
Less Senior Notes	—	—	—	—	—	—	(97)	(97)
Less Securitized Debt	—	—	—	—	(115)	(28)	—	(143)
Net Equity Allocated	$366	$1,064	$454	$235	$241	$264	$651	$3,275
Debt/Net Equity Ratio (2)	7.9	x	1.7	x	2.7	x	1.7	x	1.7	x	2.7	x	2.5	x

For the Quarter Ended June 30, 2017
Yield on Average Interest Earning Assets (3)	1.96%	8.85%	4.38%	5.98%	5.99%	N/A	—%	4.61%
Less Average Cost of Funds (4)	(1.57)	(3.28)	(2.50)	(2.38)	(3.38)	(3.53)	—	(2.51)
Net Interest Rate Spread	0.39%	5.57%	1.88%	3.60%	2.61%	N/A	—%	2.10%

(1)   Includes cash and cash equivalents and restricted cash, securities obtained and pledged as collateral, other assets, obligation to return securities obtained as collateral and other liabilities.

(2)   Represents the sum of borrowings under repurchase agreements, and securitized debt as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity Ratio also includes the obligation to return securities obtained as collateral of $510.2 million and Senior Notes.

(3)   Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At June 30, 2017, the amortized cost of our interest earning assets were as follows: Agency MBS - $3.2 billion; Legacy Non-Agency MBS - $2.2 billion; 3 year step-up securities - $1.7 billion; Credit Risk Transfer securities - $588.0 million; and Residential Whole Loans at carrying value - $661.3 million. In addition, the yield for residential whole loans at carrying value was 5.68% net of 31 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans held at fair value in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(4)   Average cost of funds includes interest on repurchase agreements and other advances, the cost of swaps and Senior Notes.  Agency cost of funds includes 49 basis points and Legacy Non-Agency cost of funds includes 58 basis points associated with swaps to hedge interest rate sensitivity on these assets.

At June 30, 2017, MFA’s $6.1 billion of Agency and Legacy Non-Agency MBS were backed by Hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
($ in Millions)
< 2 years (5)	$1,710	8	21.7%	$1,972	5	18.6%	$3,682	6	20.0%
2-5 years	155	40	13.0	—	—	—	155	40	13.0
> 5 years	95	66	5.5	—	—	—	95	66	5.5
ARM-MBS	$1,960	14	20.3%	$1,972	5	18.6%	$3,932	9	19.4%
15-year fixed (6)	$1,287		10.4%	$4		18.2%	$1,291		10.4%
30-year fixed (6)	—		—	881		17.3	881		17.3
40-year fixed (6)	—		—	40		19.0	40		19.0
Fixed-Rate	$1,287		10.4%	$925		17.4%	$2,212		13.5%
MBS Total	$3,247		16.3%	$2,897		18.2%	$6,144		17.3%

(1)   Excludes $1.7 billion of 3 year step-up securities.

(2)   Does not include principal payments receivable of $1.6 million.

(3)   Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  Months to Reset does not reflect scheduled amortization or prepayments.

(4)   3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)   Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

(6)   Information presented based on data available at time of loan origination.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Wednesday, August 2, 2017, at 11:00 a.m. (Eastern Time) to discuss its second quarter 2017 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “could,” “would,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS, an increase of which could result in a reduction of the yield on MBS in our portfolio and could require us to reinvest the proceeds received by us as a result of such prepayments in MBS with lower coupons; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modification, foreclosure and liquidation; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the Concept Release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to successfully implement its strategy to grow its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on our investments in non-performing residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; and risks associated with investing in real estate assets, including changes in business conditions and general economic conditions. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)	June 30, 2017	December 31, 2016
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”) and credit risk transfer (“CRT”) securities:
Agency MBS, at fair value ($3,125,864 and $3,540,401 pledged as collateral, respectively)	$3,248,007	$3,738,497
Non-Agency MBS, at fair value ($3,548,633 and $4,892,399 pledged as collateral, respectively) (1)	4,592,275	5,825,816
CRT securities, at fair value ($517,067 and $357,488 pledged as collateral, respectively)	636,315	404,850
Securities obtained and pledged as collateral, at fair value	370,837	510,767
Residential whole loans, at carrying value ($270,553 and $427,880 pledged as collateral, respectively) (2)	661,319	590,540
Residential whole loans, at fair value ($671,106 and $734,331 pledged as collateral, respectively) (2)	983,270	814,682
Cash and cash equivalents	745,480	260,112
Restricted cash	11,843	58,463
Other assets	287,470	280,295
Total Assets	$11,536,816	$12,484,022

Liabilities:
Repurchase agreements and other advances	$7,040,844	$8,687,268
Obligation to return securities obtained as collateral, at fair value	510,237	510,767
8% Senior Notes due 2042 (“Senior Notes”)	96,753	96,733
Payable for unsettled MBS and residential whole loans purchases	364,389	—
Other liabilities	249,949	155,352
Total Liabilities	$8,262,172	$9,450,120

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 396,311 and 371,854 shares issued and outstanding, respectively	3,963	3,719
Additional paid-in capital, in excess of par	3,214,701	3,029,062
Accumulated deficit	(576,482)	(572,641)
Accumulated other comprehensive income	632,382	573,682
Total Stockholders’ Equity	$3,274,644	$3,033,902
Total Liabilities and Stockholders’ Equity	$11,536,816	$12,484,022

(1)   Includes approximately $174.4 million of Non-Agency MBS transferred to consolidated VIEs at December 31, 2016.  Such assets can be used only to settle the obligations of each respective VIE.

(2)   Includes approximately $134.1 million of Residential whole loans, at carrying value and $42.2 million of Residential whole loans, at fair value transferred to a consolidated VIE at June 30, 2017. Such assets can be used only to settle the obligations of the VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Per Share Amounts)	2017	2016	2017	2016
	(Unaudited)
Interest Income:
Agency MBS	$16,587	$21,592	$34,481	$45,589
Non-Agency MBS	74,217	83,765	156,460	169,917
CRT securities	7,846	3,222	14,222	5,914
Residential whole loans held at carrying value	8,503	5,758	17,193	10,195
Other interest-earning investments	1,957	—	3,656	—
Cash and cash equivalent investments	1,047	170	1,402	310
Interest Income	$110,157	$114,507	$227,414	$231,925

Interest Expense:
Repurchase agreements and other advances	$46,802	$45,574	$95,141	$90,969
Senior Notes and other interest expense	2,220	2,146	4,230	4,351
Interest Expense	$49,022	$47,720	$99,371	$95,320

Net Interest Income	$61,135	$66,787	$128,043	$136,605

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$—	$(63)	$—
Portion of loss reclassed from other comprehensive income	(618)	—	(969)	—
Net Impairment Losses Recognized in Earnings	$(618)	$—	$(1,032)	$—

Other Income, net:
Net gain on residential whole loans held at fair value	$16,208	$15,742	$29,981	$28,090
Net gain on sales of MBS and U.S. Treasury securities	5,889	9,241	15,597	18,986
Other, net	14,847	2,047	19,359	2,665
Other Income, net	$36,944	$27,030	$64,937	$49,741

Operating and Other Expense:
Compensation and benefits	$7,573	$7,022	$15,366	$14,429
Other general and administrative expense	5,754	4,881	9,979	8,799
Loan servicing and other related operating expenses	4,199	2,964	8,608	6,098
Operating and Other Expense	$17,526	$14,867	$33,953	$29,326

Net Income	$79,935	$78,950	$157,995	$157,020
Less Preferred Stock Dividends	3,750	3,750	7,500	7,500
Net Income Available to Common Stock and Participating Securities	$76,185	$75,200	$150,495	$149,520

Earnings per Common Share - Basic and Diluted	$0.20	$0.20	$0.39	$0.40

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.40	$0.40